April 26, 2016

Board of Directors

c/o Mr. Richard Chiang Chief Executive Officer Andes 8, Inc.

460 Brannan Street Suite 78064 San Francisco, CA 94107

Effective April 26, 2016, we will cease our services as your accountants. We have reached this decision reluctantly and after substantial deliberation.

We do not have any disagreement with management or the Company as of December 31, 2015.

/s/ Anton & Chia, LLP

Gregory A. Wahl, CPA Managing Partner

cc: Office of the Chief Accountant Mail Stop 6561

Securities and Exchange Commission 100 F Street, N.E.

Washington, D.C. 20549